Exhibit 99.17


Cordis Corporation Announces Strategic Alliance with Guidant
        Corporation to Combat Coronary Artery Disease

Cordis Corporation, a Johnson & Johnson company, today announced it has entered into a strategic alliance with Guidant Corporation for the co-promotion of drug-eluting stents and the advancement of new technology in coronary stent delivery systems. Additionally, the agreement provides Cordis an opportunity to participate with Guidant in the promising future platform of bioabsorbable vascular stents.

Sales and marketing resources of both companies will join forces to focus on promoting the CYPHER(TM) Sirolimus-eluting Coronary Stent in the United States, with an option to pursue a similar arrangement in Japan in the future.

Cordis will obtain access to Guidant's current and next generation technologies for delivery of coronary stents. Guidant and Cordis will immediately initiate development and regulatory plans for a CYPHER Stent that utilizes Guidant's Multi-Link Vision* Stent Delivery System.

In addition, the agreement provides for the immediate settlement of all outstanding patent disputes between the companies.

Guy J. Lebeau, M.D., Johnson & Johnson Company Group
Chairman with responsibility for Cordis Corporation's worldwide operations, said each company brings important strengths and expertise to a collaboration that will provide immediate and long-term benefits to doctors and patients.

"This agreement places the CYPHER Stent into the hands of what together is the largest and best-trained interventional cardiology sales force in the United States," Dr. Lebeau said. "Incorporating Guidant's latest delivery technology promises to improve our current product line and give us entry into the next generation of drug-eluting coronary stent systems earlier than originally anticipated. Resolution of the patent disputes allows each company to focus on what it does best -- bringing innovative, life-saving technology to patients."

By combining efforts, the alliance effectively doubles the size of the field support teams for the CYPHER(TM) Stent in the United States. The co- promotion agreement is effective immediately and may remain in force for up to eight years.

According to Rick Anderson, President, Cardiology Division of Cordis Corporation, "This alliance is beneficial for both physicians and patients. The CYPHER Stent delivers an outstanding pharmaceutical agent -- sirolimus, providing proven long-term benefits across a wide range of patients. We believe the market for drug-eluting stents will continue to grow and expand. The combined sales forces will allow us to further enhance world-class service to our customers."

Ronald W. Dollens, President and CEO, Guidant, said, "This partnership leverages Cordis' and Guidant's broad capabilities and innovative positions in this important market. We believe this strategic alliance will provide significant benefits to both organizations through the collaboration of our sales, marketing and product development resources."

The clinical findings of New SIRIUS, pooled 9-month data from the C-SIRIUS (Canada) and E-SIRIUS (Europe) trials on the CYPHER Stent, set a new standard in lowering restenosis to 5.1%, versus 8.9% in SIRIUS and 7.9% in Taxus IV.

Restenosis is the reblockage of vessels that have been treated with a stenting procedure.

In March 2004, at the American College of Cardiology
Scientific Sessions in New Orleans, Cordis will present unprecedented four-year follow-up data from the first-in-human clinical trial involving the CYPHER Stent. No other drug-eluting stent has a comparable breadth of data over similar time periods demonstrating the capability of significantly reducing restenosis.

"We are enthusiastic about expanding our portfolio with a drug eluting stent that has demonstrated outstanding clinical results," said Dana Mead, President, Guidant
Vascular Intervention, adding, "In four years of clinical use in over half a million patients, the CYPHER(TM) Stent has proven safe and effective. Through the companies' continuing technology development, meaningful medical innovations will be brought to physicians and patients in the future."

For bioabsorbable vascular products, Cordis acquires an option to co-promote with Guidant subsequent to approval and launch. Bioabsorbable stents show promise in dramatically changing the treatment of coronary artery disease, potentially complementing or replacing metallic drug-eluting stents.

Under the agreements with Guidant, Cordis retains clinical, manufacturing and order fulfillment responsibilities for the CYPHER Stent in the United States. The companies will collaborate on marketing and sales strategies associated with the CYPHER Stent, but will bear most marketing and sales costs separately.

Cordis will continue to report all CYPHER Stent sales as revenue. Guidant will report commission revenue. Commission terms are not being disclosed.

On January 20, 2004, Robert Darretta, Chief Financial
Officer of Johnson & Johnson, endorsed Earnings Per Share for 2004 of $2.95 (the First Call Mean as of that date).
There is no change to that guidance as a result of the agreement with Guidant.

About the CYPHER Stent

Developed and manufactured by Cordis Corporation, the CYPHER Stent is currently available in more than 80 countries and has been used by doctors to treat over 500,000 patients worldwide. The CYPHER Stent represents a medical breakthrough treatment for patients with coronary artery disease, providing the potential for an effective, one-time treatment.

With more than 40 clinical trials conducted or in progress worldwide, the CYPHER Stent remains the most studied drug-eluting stent today with the largest body of clinical evidence demonstrating the long-term safety and efficacy of its drug and polymer. In clinical trials, the CYPHER Stent has been shown to reduce reblockage in the arteries by more than 90 percent over a conventional bare metal stent.

Additional information on products, clinical trials, and government and private payor reimbursement can be found on the company website at www.cordis.com.

About Cordis Corporation

For more than 40 years, Cordis Corporation, has pioneered less invasive treatments for vascular disease. Technological innovation and a deep understanding of the medical marketplace and the needs of patients have made Cordis Corporation the world's leading developer and manufacturer of breakthrough products for interventional medicine, minimally invasive computer-based imaging and electrophysiology.

Today, more than 7,000 Cordis Corporation employees worldwide share a strong commitment to continue the company's groundbreaking work in the fight against vascular disease. For more information, please visit www.cordis.com.

(This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company's expectations and projections. Risks and uncertainties include general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99(b) of the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2002. Copies of this Form 10-K are available online at www.sec.gov or on request from the Company. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.)